Exhibit 10.1
EXECUTION VERSION
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of September 21, 2023 (the “Effective Date”), is by and among Aurinia Pharmaceuticals Inc. (the “Company”), and MKT Capital Ltd., MKT Tactical Fund, SP and Antoine Khalife (collectively, “MKT”). Capitalized terms in this Agreement shall have the meanings set forth in this Agreement.
WHEREAS, the Company and MKT have engaged in discussions concerning the Company; and
WHEREAS, the Company and MKT desire to enter into an agreement regarding the appointment of a new director to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, MKT and the Company agree as follows:
Section 1.Board of Directors.
(a)New Director. Subject to the terms of this Agreement, within two (2) Business Days following the Effective Date, the Board shall take (or shall have taken) such actions as are necessary to appoint Dr. Robert T. Foster (the “New Director”) as a member of the Board, with an initial term expiring at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). MKT acknowledges that, prior to the appointment of the New Director to the Board, the New Director shall have promptly provided to the Company (i) any consent and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires and other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such individual is elected at any Company meeting of shareholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) any written consent reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company, and (v) such other information reasonably requested by the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including any one or more executed consents to such background check and the execution of any one or more documents required by the Company of non-management directors of the Company to assure compliance with Section 1(d).
(b)New Director Agreements, Arrangements, and Understandings. MKT represents, warrants, and agrees that neither it nor any of its Affiliates (i) has paid or will pay any compensation to the New Director or any other Person in connection with the New Director’s nomination or appointment to or service on the Board or (ii) has or will have any agreement, arrangement or understanding, written, or oral, with the New Director or his Affiliates in connection with the New Director’s nomination or appointment to or service on the Board following the New Director’s appointment to the Board.

(c)2024 Annual Meeting Nominees. The Company and all applicable committees thereof shall take such actions as are necessary to select the group of nominees relating to the 2024 Annual Meeting, which slate may include the New Director.
(d)Company Policies. The parties acknowledge that the New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, charters, mandates, codes of conduct, trading, and disclosure policies, majority voting policy, share ownership guidelines, fraud policy, and other governance guidelines and policies of the Company that are applicable (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy does, and at no time during the Cooperation Period will, prohibit any member of the Board (including the New Director) from communicating with MKT, subject to the terms of the Company’s Corporate Disclosure Policy, this Agreement and such director’s observance of his or her standard confidentiality obligations and fiduciary duties to the Company.
Section 2.Cooperation.
(a)Non-Disparagement. During the Cooperation Period, the Company and MKT shall refrain from making, and shall cause its respective Controlling and Controlled Affiliates (and those under common Control) and each of its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any public written or oral statement, announcement or media placement (including social media) (each, a “Statement”) that constitutes an ad hominem attack on, or that otherwise disparages, defames, impugns, or that is otherwise reasonably likely to damage the reputation of (i) in the case of any Statement by MKT or its Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any Statement by the Company or its Covered Persons: MKT, any of its respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement, document, or report filed with, furnished to, or otherwise provided to the SEC, or any Canadian securities commission or any other governmental or regulatory authority, (B) in any press release or other form of Statement made available to any form of media (including social media and virtual or online networks or communities), and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication). The foregoing shall not (x) restrict the ability of any Person to comply with any subpoena or other legal process or respond truthfully to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement or (y) apply to any private communication among MKT and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.
(b)Voting. During the Cooperation Period, MKT will cause all of the Common Shares that MKT or any of its Controlling or Controlled Affiliates (or those under common Control) has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournment or postponement thereof or to deliver any consent or consent revocation, as applicable, in connection with any action by written consent of the shareholders of the Company in lieu of a meeting, (i) in favor of each person nominated and recommended by the Board for election at any meeting of shareholders of the Company or action by written consent of shareholders of the Company held during the Cooperation Period in respect of the foregoing, (ii) against any person nominated by a shareholder for director that is not approved and recommended by the Board for election, (iii) against any proposal or resolution to remove any member of the Board or to call or requisition an extraordinary general meeting, and (iv) in accordance with the recommendations by the Board on all other proposals or business at any meeting of shareholders of the Company; provided, however, that MKT and its Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction; provided, further, that, in the event that both Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board, the filling of any vacancy on the Board or a request to call an extraordinary general meeting), MKT and its Affiliates shall be permitted to vote in accordance with any such recommendation.
(c)Standstill. During the Cooperation Period, MKT will not, and will cause its Controlling and Controlled Affiliates (and those under common Control) and its and their respective Representatives acting on their behalf (collectively with MKT, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent of the Company or the Board (in their respective sole discretions):
(i)acquire, or offer, or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of any record or beneficial ownership of or economic exposure to any Voting Securities or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in MKT, together with its Affiliates, having beneficial ownership of, a Net Long Position in, aggregate economic exposure to, or the right to vote (or to direct the vote), more than 7.0% of the Common Shares outstanding at such time;
(ii)alone or in concert with any one or more Third Parties, (A) call, requisition or seek to call (publicly or otherwise) any meeting (including an extraordinary general meeting) of the Company’s shareholders or act by written consent in lieu of a meeting (or call, requisition or seek to call for the setting of a record date therefor), (B) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any shareholder proposal relating to the Company, the Board or any of its committees, (D) seek (including through any “withhold” or similar campaign) the removal of any member of the Board, (E) conduct or call for any meeting or referendum of shareholders of the Company or (F) publicly support any Third Party proposal other than those for which MKT has voting discretion in accordance with Section 2(b), including any proposal related to any Extraordinary Transaction;
(iii)make any request for share list materials or other books and records of the Company or any of its Affiliates under any statutory or regulatory provision relating to shareholder access to books or records of the Company or any of its Affiliates;
(iv)engage in any “solicitation” (as such term is used in the proxy rules of the SEC, but including, notwithstanding anything to the contrary in Rule 14a-2 under the Exchange Act, solicitations of ten (10) or fewer shareholders that would otherwise be excluded from the definition of

“solicitation” pursuant to Rule 14a-2(b)(2) under the Exchange Act or substantially similar terms under applicable Canadian securities laws) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act or substantially similar terms under applicable Canadian securities laws) in any such solicitation of proxies or consents;
(v)disclose to any Third Party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or any vote as to any matter submitted to a shareholder vote during the Cooperation Period (it being understood that instructing a Third Party to implement any such vote or consent in a ministerial manner in accordance with this Agreement would not be a violation of this provision), except that such disclosure may be made with respect to any matter for which MKT has voting discretion pursuant to Section 2(b), including any proposal related to any Extraordinary Transaction, or to the extent legally required or permitted by the prior written consent of the Company;
(vi)make or submit to the Company or any of its Affiliates any proposal, request, or offer for or relating to (with or without one or more conditions), either alone or in concert with others, any tender offer, take-over bid, exchange offer, merger, amalgamation, plan of arrangement, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, reorganization, liquidation, separation, dissolution or similar extraordinary transaction involving the Company or one or more of its direct or indirect subsidiaries and joint ventures or any of their respective securities or assets (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to result in or require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);
(vii)make any public proposal or requisition, either alone or in concert with others, for or with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board other than as provided under Section 1, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Articles of Amalgamation or Company’s By-law No. 2 (the “Bylaws”), (E) causing the Common Shares to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise expressly permitted by this Agreement;
(ix)form, join, knowingly encourage or knowingly participate in or act jointly or in concert with any Group with respect to any Voting Securities, other than solely with Affiliates of MKT with respect to Voting Securities now or hereafter owned by them;
(x)enter into any voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of MKT and its Affiliates, (C) granting any proxy in any solicitation approved by the Board and consistent with the recommendation of the Board, or (D) granting any proxy in any solicitation in connection with any matter for which MKT has voting discretion pursuant to, and in accordance with, Section 2(b);
(xi)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, in the aggregate or individually, result in MKT ceasing to have a Net Long Position in the Company;
(xii)sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Shares held by a Restricted Person to any Third Party;
(xiii)institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent MKT from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making any counterclaim with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against MKT, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with a validly issued legal process that neither MKT or its Affiliates initiated, encouraged or facilitated;
(xiv)make any disclosure, communication, announcement or statement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose, submission, or proposal with respect to the Board, the Company, its management, policies, affairs, strategy, operations, or financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Release and this Agreement;
(xv)initiate discussions regarding the Board or the Company’s management, policies or affairs, strategy or operations with any current employee of the Company, other than the Chair of the Board, the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel or any member of the Company’s investor relations team made available for communications involving broad-based groups of investors (including through participation in any investor meeting or conference);
(xvi)enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c) or knowingly advise, encourage, instruct, influence or support any Third Party with respect to any of the matters covered by this Section 2(c);
(xvii)enter into or maintain any economic, compensatory or pecuniary agreement, arrangement or understanding (written or oral) with any director of the Company or nominee for director of the Company; or
(xviii)make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;
provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of: (x) the fifth (5) Business Day after written notice is delivered by MKT to the Company of any material breach of this Agreement by the Company (including any failure to appoint the New Director to the Board in accordance with Section 1(a) or to issue the Press Release in accordance with Section 3) if such breach has not been cured within such notice period; provided that MKT is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; or (y) the Company’s entry into one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 25% of the Common Shares (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another Person by the Company or one or more of its subsidiaries shall not be counted toward this clause (y)).
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2(c)) will prohibit or restrict any Restricted Person from (1) making any public or private statement, announcement or media placement (including social media) solely with respect to any Extraordinary Transaction that is publicly announced by the Company or any Third Party; provided, that the restrictions in Section 2(a) shall continue to be applicable to any such statement, announcement or media placement (including social media); provided, further, that no such statement, announcement or media placement (including social media) may be made with the purpose or effect of circumventing the restrictions in this Section 2(c), (2) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such

Restricted Person (so long as such process or request did not arise as a result of any discretionary act by any Restricted Person); provided that such Restricted Person will notify the Company promptly in writing (unless prohibited by law or contract) of the existence, terms, and circumstances surrounding such request or requirement; provided, further, that, to the extent legally permissible and reasonably practicable, reasonable advance notice shall be given by such Restricted Person to the Company in the case of disclosures required to be made by such Restricted Person in the course of a routine audit or review by a competent regulatory or administrative authority which is not specifically related to the Company or such Restricted Person’s interactions with the Company, (3) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (4) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company, or (5) providing its views privately (I) in writing to any member of the Board, and (II) orally or in writing to the Chair of the Board, the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel or any member of the Company’s investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings or conferences) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons. Furthermore, nothing in this Agreement shall prohibit or restrict the New Director from exercising his rights and fiduciary duties as a director of the Company.
Section 3.Public Announcement. Unless otherwise agreed in writing by the Company and MKT, not later than 9:00 a.m. Eastern Time on the first Business Day after the Effective Date, the Company shall issue a press release (the “Press Release”) in the form of Exhibit A, and thereafter shall promptly file with the SEC and applicable Canadian securities commissions a Current Report on Form 8-K (the “Form 8-K”) and any applicable Canadian securities filing, respectively, disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide MKT with a copy of (a) the Form 8-K prior to the filing with the SEC and (b) any applicable Canadian securities filing prior to the filing with the applicable Canadian securities commissions, and shall consider any reasonable and timely comments to the Form 8-K and any applicable Canadian securities filing by MKT and its Representatives. Except as required by applicable law, neither the Company or any of its Affiliates nor MKT or any of its Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.
Section 4.Representations and Warranties of the Company. The Company represents and warrants to MKT that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
Section 5.Representations and Warranties of MKT. MKT represents and warrants to the Company that: (a) MKT has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by MKT, constitutes a valid and binding obligation and agreement of MKT and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against MKT in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by MKT does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to MKT, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which MKT is a party or by which it is bound; (d) except as disclosed to the Company, MKT is not, and does not have any agreement, arrangement or understanding with any Third Party and is not working jointly with, knowingly encouraging or knowingly participating in or acting in concert with, any Third Party related to any matters relating to the Company or the Common Shares; (e) MKT, together with its Affiliates, (i) beneficially own (as defined in Rule 13d-3 under the Exchange Act) in the aggregate 5,804,900 Common Shares and possess a Net Long Position in the Company and (ii) have aggregate economic exposure to 4.0% of the outstanding Common Shares, and MKT agrees that it shall re-certify in writing to the Company its ownership contemplated in this clause (e) upon reasonable request by the Company (it being understood that such request shall occur no more than once a quarter of each calendar year during the Cooperation Period); and (f) except as disclosed to the Company, Mr. Khalife is the sole beneficial owner of the equity interests in MKT and no other party has any beneficial or economic interest in MKT whether through equity investment, contract or otherwise.

Section 6.Definitions. For purposes of this Agreement:
(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and MKT and its Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that such Person or one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person or its affiliates otherwise Controls such entity;
(b)the term “Associates” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Associate at any time subsequent to the date of this Agreement;
(c)the terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock that (i) such

Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;
(d)the term “Business Day” means any day other than a Saturday, a Sunday or a day on which the Bank of Canada or the Federal Reserve Bank of New York is closed;
(e)the term “Common Shares” means the Company’s Common Shares, with no par value;
(f)the term “Control” (including the terms “Controlling,” “Controlled”, and “under common Control”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise;
(g)the term “Cooperation Period” means the period from the execution of this Agreement until the earlier of: (i) October 31, 2024; provided, that (A) the Company re-nominates the New Director (it being understood that if the Board makes such decision to re-nominate the New Director for election to the Board at the 2024 Annual Meeting, the Company will notify each of MKT and the New Director of such decision no later than seventy-five (75) calendar days prior to the 2024 Annual Meeting) and (B) the New Director agrees to such re-nomination (it being understood that such decision will be provided to each of the Company and MKT within three (3) Business Days of the Company notifying the New Director of the Board’s decision to re-nominate the New Director), (ii) if the New Director fails to timely notify the Company of his acceptance to be re-nominated, as provided in clause (i) above, the date that is one (1) Business Day following the conclusion of the 2024 Annual Meeting (it being understood and agreed that the Company shall notify MKT of (A) its receipt of the New Director’s acceptance to be re-nominated on the same day it receives such notification from the New Director or (B) its failure to receive the New Director’s acceptance to be re-nominated upon the conclusion of such three (3) Business Day period) and (iii) the date the Company notifies each of MKT and the New Director that the Board does not intend to nominate the New Director for election to the Board at the 2024 Annual Meeting (it being understood that if the Board makes such decision not to re-nominate the New Director for election to the Board at the 2024 Annual Meeting, the Company will notify each of MKT and the New Director of such decision no later than seventy-five (75) calendar days prior to the 2024 Annual Meeting); provided, that notwithstanding anything herein to the contrary, the Cooperation Period shall automatically terminate upon the consummation of an Extraordinary Transaction;
(h)the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;
(i)the term “Group” shall have the meaning set forth in Rule 13(d)(3) of the Exchange Act
(j)the term “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act;
(k)the terms “Person” or “Persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(l)the term “Representatives” means a party’s Affiliates, directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives, in each case acting on behalf of such party;
(m)the term “SEC” means the U.S. Securities and Exchange Commission;
(n)the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate or an Associate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and
(o)the term “Voting Securities” means the Common Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that, as pertains to any obligation of MKT or any other Restricted Person (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company.
Section 7.Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed delivered given and received (a) when (i) delivered in person or (ii) transmitted by email (with written confirmation of completed transmission other than any automated reply), (b) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested), or (c) when delivered by an express courier (with written confirmation of delivery) to the parties at the following addresses (or to such other address as such party may specify in a written notice given to the other parties); provided that any notice delivered pursuant to clauses (a)(i), (b), or (c) of this Section 7 is also contemporaneously delivered to the email address of such party set forth below (for the avoidance of doubt, such email shall not in and of itself be deemed delivery given and received of such communications or legal process):
If to the Company:

Aurinia Pharmaceuticals Inc.
#140, 14315 – 118 Avenue
Edmonton, Alberta T5L 4S6
Attention:    Stephen Robertson
Email:        srobertson@auriniapharma.com
with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:     Richard J. Grossman
Email:         richard.grossman@skadden.com

and

Borden Ladner Gervais LLP
200 Burrard Street, Suite 1200
Vancouver, BC V7X 1T2

Attention:    Michelle Wilkinson
Email:        MWilkinson@blg.com
If to MKT:
    MKT Capital Ltd.
    24 Quai Gustave-Ador
    1207 Geneva, Switzerland
with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Ryan Nebel
        Ian Engoron
Email:        rnebel@olshanlaw.com
        iengoron@olshanlaw.com
At any time, any party may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices under this Agreement.
Section 8.Expenses. Each Party shall be responsible for its own fees and expenses in connection with any discussions prior to the date hereof, the negotiation and execution of this Agreement, and the transactions contemplated hereby; provided, however, that the Company shall reimburse MKT for its reasonable and documented out-of-pocket fees and expenses, including legal expenses, arising out of the negotiation and execution of this Agreement and the related confidentiality agreement in an amount not to exceed $75,000. The Company shall remit such reimbursement to MKT within five (5) Business Days of receiving the proper documentation therefor.
Section 9.Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a)The Company and MKT acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and MKT will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND MKT AGREE: (i) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (ii) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (iii) THE BREACHING PARTY WAIVES THE POSTING OF A BOND OR OTHER SECURITY UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.
(b)This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the province of Alberta and the federal laws of Canada applicable therein. The Company and MKT (i) irrevocably attorn to the exclusive jurisdiction of the courts of the province of Alberta for any actions or proceedings arising out of or relating to the enforcement of this Agreement, (ii) agree that neither party will attempt to deny or defeat such jurisdiction, or any enforcement issued by such jurisdiction related to this Agreement, by motion or other request for leave from any such court, (iii) agree that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum, (v) agree not to dispute the enforcement of any such action brought and (vi) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts (other than to enforce an order received from a court pursuant to the terms of this Agreement). The parties to this Agreement agree that the delivery of process or other papers based on, relating to, or arising in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers based on, relating to, or arising in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 7 hereof (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).
(c)EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
Section 10.Severability. If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
Section 11.Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding anything to the contrary in the foregoing part of this Section 11, Sections 6 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
Section 12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, electronic signature or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).
Section 13.No Third-Party Beneficiary. This Agreement is solely for the benefit of the Company and MKT and is not enforceable by any other Person. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.
Section 14.No Waiver. No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver shall be effective unless in writing, executed by the waiving party.
Section 15.Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and MKT.
Section 16.Interpretation and Construction. The Company and MKT acknowledge that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and MKT, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.
MKT CAPITAL LTD.
By:    _/s/ Antoine Khalife_______
Name: Antoine Khalife
Title: Sole Principal and Director
MKT TACTICAL FUND, SP
By: MKT Capital Ltd., its investment manager
By:    _/s/ Antoine Khalife__________
Name: Antoine Khalife
Title: Sole Principal and Director
ANTOINE KHALIFE
_____________________

* * * *

    [Signature Page to Cooperation Agreement]

AURINIA PHARMACEUTICALS INC.
By:    /s/ Peter Greenleaf
Name: Peter Greenleaf
Title: Chief Executive Officer, Director

    [Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release